Exhibit 99.1

KINETIC CONCEPTS, INC. AND SUBSIDIARIES

Selected Financial Information – Net earnings to EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Twelve Months Ended September 30, 2011
Net earnings	$314,562
Interest expense, net	73,931
Income tax expense	118,131
Depreciation and amortization	143,610
Share based compensation	32,346
Provision for bad debt	11,928
Restructuring charges including Global Business Transformation	2,114
Other adjustments(a)	(6,165)

EBITDA	690,457
Wake Forest royalty expense(b)	39,273
Merger-related expenses(c)	7,202
GBT implementation expense(d)	7,304

Adjusted EBITDA	$744,236

(a)	Other Adjustments include the following:

(dollars in thousands)	Twelve Months Ended September 30, 2011
Amortization of Loan Issuance Costs Included in Interest Expense and D&A	$(7,558)
Unrealized Foreign Currency Transactional (Gain) Loss	1,394
Other Miscellaneous	(1)

Total Other Adjustments	$(6,165)

(b)	We ceased accruing royalty expense related to our previously-existing license agreement with Wake Forest on February 28, 2011.
(c)	Represents expenses incurred through September 30, 2011 related to the Merger.
(d)	Represents labor, travel, training, consulting and other costs associated exclusively with the implementation of our Global Business Transformation (“GBT”) program.

USE OF PROCEEDS

Source of Funds	Amount	Uses of Funds	Amount
	(in millions)		(in millions)
New Credit Facilities(1)	$2,300	Purchase of Equity(5)	$5,192
New Revolving Credit Facility(1)	—	Refinance Net Debt(6)	982
Second Lien Notes offered hereby(2)	1,650	Fees, expenses and original issue discount(7)	385
Senior Unsecured Debt(3)	850
Equity investment(4)	1,759

Total sources	$6,559	Total uses	$6,559

(1)	The New Credit Facilities are expected to provide for an aggregate maximum borrowing of approximately $2,500 million equivalent including (i) first lien term loans with a six-and-a-half-year maturity in an aggregate amount of $1,630 million (the “New Dollar Term B-1 Facility”), (ii) first lien term loans with a six-and-a-half-year maturity in an aggregate amount of €250 million (the “New Euro Term B-1 Facility and, together with the New Dollar Term B-1 Facility, the “New Term B-1 Facility”), (iii) first lien term loans with a five-year maturity in an aggregate amount of $325 million (the “New Term B-2 Facility” and, together with the New Term B-1 Facility, the “New Term Loan Facility”) and (iv) the New Revolving Credit Facility with a five-year maturity, providing for up to $200 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit).
(2)	Represents the aggregate principal amount of the second lien notes, excluding any offering discount.
(3)	Upon closing of the Transactions, we will enter into aggregate principal amount of $850 million of Senior Unsecured Debt that is expected to consist of senior unsecured notes, a senior unsecured credit facility to the extent the senior unsecured notes are not issued or a combination thereof. See “Description of Certain Indebtedness—Senior Unsecured Debt.”
(4)	Represents the approximate equity contribution to be made by investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board.
(5)	Reflects the total consideration to be paid to holders of all of the issued and outstanding shares of KCI’s common stock and the settlement of vested and unvested stock options in the Transactions.
(6)	Reflects $529 million of Existing Term Loan A, plus $690 million aggregate principal of 3.25% Convertible Senior Notes due 2015 (the “Convertible Notes”), plus $231 million of premium on Convertible Notes based on share price of $68.50 per share, plus $86 million make whole premium on Convertible Notes, plus accrued interest on Convertible Notes of $10 million, minus $657 million of cash on hand (aggregate cash as of September 30, 2011), minus working capital and potential proceeds from net settlement of the Convertible Notes bond hedge and warrant transactions.
(7)	Reflects our estimate of costs and expenses associated with the Transactions, including placement, initial purchaser discounts and other financing fees, advisory fees, sponsor fees and other transactions costs and professional fees.

CAPITALIZATION

	As of September 30, 2011
(dollars in millions)	Actual	Pro forma
Cash and cash equivalents(1)	$657	$93

Debt:
Existing Term Loan A	$529	$—
New Term Loan Facility(2)	—	2,300
Less: original issue discount on New Term Loan Facility	—	(82)
New Revolving Credit Facility(2)	—	—
Second lien notes offered hereby(3)	—	1,650

Total secured debt	529	3,868
3.25% Convertible Senior Notes due 2015(4)	690	—
Less: Convertible Notes Discount, net of accretion(4)	(95)	—
Senior Unsecured Debt(5)	—	850

Total debt	1,124	4,718

Total stockholders’ equity(6)	1,784	1,688

Total capitalization	$2,908	$6,406

(1)	Pro forma cash and cash equivalents as of September 30, 2011 do not reflect any changes in such amounts since that date. As of September 30, 2011, based on our preliminary unaudited financial data prepared in accordance with GAAP, the aggregate amount of cash and cash equivalents had increased to approximately $657 million from the aggregate amount of as September 30, 2011 and our estimate may differ from our actual cash and cash equivalents as of September 30, 2011.
(2)	The New Credit Facilities are expected to provide for an aggregate maximum borrowing of approximately $2,500 million equivalent including (i) first lien term loans with a six-and-a-half-year maturity in an aggregate amount of $1,630 million (the “New Dollar Term B-1 Facility”), (ii) first lien term loans with a six-and-a-half year maturity in an aggregate amount of €250 million (the “New Euro Term B-1 Facility and, together with the New Dollar Term B-1 Facility, the “New Term B-1 Facility”), (iii) first lien term loans with a five-year maturity in an aggregate amount of $325 million (the “New Term B-2 Facility” and, together with the New Term B-1 Facility, the “New Term Loan Facility”) and (iv) the New Revolving Credit Facility with a five-year maturity, providing for up to $200 million of revolving extensions of credit outstanding at any time (including revolving loans, swingline loans and letters of credit).
(3)	Represents the principal amount of second lien notes offered hereby, excluding original issue discount, if any.
(4)	Represents the principal amount of 3.25% Convertible Senior Notes due 2015 and the related discount balance as of September 30, 2011.
(5)	The senior unsecured debt is expected to consist of senior unsecured notes, senior unsecured credit facility to the extent the senior unsecured notes are issued or a combination thereof. See “Description of Certain Indebtedness—Senior Unsecured Debt.”
(6)	Reflects equity contribution from the Sponsors of $1,759 million less estimated after—tax noncapitalizable transaction costs charged to equity of $71 million.

Legal Proceedings

On October 18, 2011, certain of the plaintiffs who commenced the litigation relating to the Merger filed a new complaint relating to the Merger. The new complaint raises issues substantially similar to those raised in the earlier consolidated complaint and also requests that the merger be enjoined. Although it is not possible to predict the outcome of this litigation matter with certainty, KCI and its directors believe that the claims raised by these purported shareholders are without merit, and the defendants intend to defend their positions in this matter vigorously. Currently we cannot determine whether the ultimate outcome of this legal action will have a material impact on KCI’s financial position, results of operations, or cash flows.

3